EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 9, 2007, accompanying management’s assessments of the effectiveness of internal control over financial reporting included in the Annual Report of Atlas Pipeline Partners, L.P. on Form 10-K/A for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of Atlas Pipeline Partners, L.P. on Form S-8, effective June 6, 2005, Form S-3, effective September 7, 2005, and Form S-3, effective September 12, 2006.

/s/ GRANT THORNTON LLP

Cleveland, Ohio

November 8, 2007